SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)

(Amendment No. 2)1

Varsity Group Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

92228110 (CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G
CUSIP No. 92228110		Page 2 of 19 pages.

1.	Name of Reporting Persons. I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX, a Delaware Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 1,992,489 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 1,992,489

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,992,489

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 11.4%

12.	Type of Reporting Person PN

13G
CUSIP No. 92228110		Page 3 of 19 pages.

1.	Names of Reporting Persons. I.R.S. Identification No. of Above Persons (Entities Only). Mayfield IX Management, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 2,097,357 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 2,097,357

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,097,357

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 12.0%

12.	Type of Reporting Person OO

13G
CUSIP No. 92228110		Page 4 of 19 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only). Mayfield Associates Fund IV, a Delaware Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 104,868 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 104,868

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 104,868

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 0.6%

12.	Type of Reporting Person PN

13G
CUSIP No. 92228110		Page 5 of 19 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Yogen K. Dalal

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 2,342,894 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 2,342,894

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,342,894

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 13.4%

12.	Type of Reporting Person (See Instructions) IN

13G
CUSIP No. 92228110		Page 6 of 19 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) F. Gibson Myers, Jr.

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 2,097,357 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 2,097,357

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,097,357

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 12.0%

12.	Type of Reporting Person (See Instructions) IN

13G
CUSIP No. 92228110		Page 7 of 19 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Kevin A. Fong

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 2,342,894 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 2,342,894

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,342,894

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 13.4%

12.	Type of Reporting Person IN

13G
CUSIP No. 92228110		Page 8 of 19 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 2,342,894 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 2,342,894

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,342,894

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 13.4%

12.	Type of Reporting Person IN

13G
CUSIP No. 92228110		Page 9 of 19 pages.

1.	Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Wendell G. Van Auken, III

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 2,342,894 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 2,342,894

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,342,894

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 13.4%

12.	Type of Reporting Person IN

13G
CUSIP No. 92228110		Page 10 of 19 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Michael J. Levinthal

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 2,342,894 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 2,342,894

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,342,894

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 13.4%

12.	Type of Reporting Person IN

13G
CUSIP No. 92228110		Page 11 of 19 pages.

1.	Name of Reporting Person. I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 2,097,357 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 2,097,357

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,097,357

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 12.0%

12.	Type of Reporting Person IN

13G
CUSIP No. 92228110		Page 12 of 19 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Wende S. Hutton

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power -0- 6. Shared Voting Power 2,342,894 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 2,342,894

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,342,894

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 13.4%

12.	Type of Reporting Person IN

13G
CUSIP No. 92228110		Page 13 of 19 pages.

1.	Name of Reporting Person I.R.S. Identification Nos. of Above Persons (Entities Only) Allen L. Morgan

2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

  5.    Sole Voting Power

                327,440 (includes options to purchase 60,000 shares exercisable within 60 days of the date hereof.)

  6.    Shared Voting Power

                2,097,357

  7.    Sole Dispositive Power

                327,440 (includes options to purchase 60,000 shares exercisable within 60 days of the date hereof.)

  8.    Shared Dispositive Power

                2,097,357

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,424,797 (includes options to purchase 60,000 shares exercisable within 60 days of the date hereof.)

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☒ Excludes options representing 20,000 shares which will vest at the rate of 6,667 shares per month beginning April 26, 2004.

11.	Percent of Class Represented by Amount in Row (9) 13.8%

12.	Type of Reporting Person IN

Item 1.

(a)	Name of Issuer:

Varsity Group Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1850 M Street, Suite 1150

Washington, DC 20036

Item 2.

(a)	Name of Persons Filing:

Mayfield IX, a Delaware Limited Partnership

Mayfield IX Management, L.L.C.

Mayfield Associates Fund IV, a Delaware Limited Partnership

Yogen K. Dalal

F. Gibson Myers, Jr.

Kevin A. Fong

William D. Unger

Wendell G. Van Auken, III

Michael J. Levinthal

A. Grant Heidrich, III

Wende S. Hutton

Allen L. Morgan

(b)	Address of Principal Business Office:

c/o Mayfield Fund

2800 Sand Hill Road, Suite 250

Menlo Park, CA 94025

(c)	Citizenship:

Mayfield IX and Mayfield Associates Fund IV are Delaware limited partnerships.

Mayfield IX Management, L.L.C. is a Delaware limited liability company.

The individuals listed in Item 2(a) are U.S. citizens.

Page 14 of 19 pages.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

92228110

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

The information regarding ownership as set forth in Items 5-9 of Pages 2-13 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [            ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 15 of 19 pages.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 17, 2004

MAYFIELD IX A Delaware Limited Partnership By: Mayfield IX Management, L.L.C. Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD IX MANAGEMENT, L.L.C.

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND IV A Delaware Limited Partnership By: Mayfield IX Management, L.L.C. Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

YOGEN K. DALAL

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

KEVIN A. FONG

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 16 of 19 pages.

WILLIAM D. UNGER

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

MICHAEL J. LEVINTHAL

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDE S. HUTTON

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

ALLEN L. MORGAN

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 17 of 19 pages.

EXHIBIT INDEX

Exhibit 1— “JOINT FILING AGREEMENT” is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 13, 2001.

Exhibit 2—“POWERS OF ATTORNEY” is hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 13, 2001.

Exhibit 3—OWNERSHIP SUMMARY

Page 18 of 19 pages.